EXHIBIT 4(D)

                              1ST BERGEN BANCORP
                          1996 AMENDED AND RESTATED
                        RECOGNITION AND RETENTION PLAN
                             FOR OUTSIDE DIRECTORS

1.    PURPOSE

      The purpose of the 1st Bergen Bancorp (the "Company") 1996 Amended and Restated Recognition and Retention Plan for Outside Directors (the "Plan") is to promote the growth and profitability of the Company and its subsidiary, South Bergen Savings Bank (the "Bank") by providing outside directors of the Company and its Affiliates with an incentive to achieve long-term objectives of the Company and to attract and retain non-employee directors of outstanding competence by providing such outside directors with an opportunity to acquire an equity interest in the Company.

2.    DEFINITIONS

      (a) "Affiliate" means (i) a member of a controlled group of corporations of which the Company is a member, and (ii) an unincorporated trade or business which is under common control with the Company as determined in accordance with
Section 414(c) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in
Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and
(e)(3)(C).

      (b) "Award" means a grant of Restricted Stock under the provisions of this Plan.

      (c) "Board of Directors" or "Board" means the Board of Directors of the Company.

      (d)  "Change in Control" means

            (1) a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction in which the Company is not the resulting entity; or

            (2) individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof; or

            (3) The occurrence of a change in control within the meaning of 12 C.F.R. ss. 574.4; or

            (4) (a) an event of a nature that would be required to be reported in response to Item I of the Current


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                  Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), or results in a change in control of the Company within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision or its predecessor agency, as in effect on the date hereof; or

            (5) Without limitation, a change in control shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company, and excluding the trustee of any Employee benefit plan sponsored by the Company or the Bank or any such plan itself, is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Company representing 25% or more of the Company's outstanding securities ordinarily having the right to vote at the election of directors; or

            (6) A proxy statement soliciting proxies from stockholders of the Company is disseminated by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company;

            (7) A tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

      For these purposes, "Incumbent Board" means the Board of Directors on the effective date of this Plan, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.


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      (e) "Committee" means a committee consisting of the Compensation/Benefits
Committee of the Company.

      (f) "Common Stock" means the common stock of the Company, no par value per share.

      (g) "Date of Grant" means the date an Award granted by the Committee is effective pursuant to the terms hereof.

      (h) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an outside director to participate in the work of the Board and any Committees thereof to which he may be assigned, including attending meetings of the Board and such Committees. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Board that it is either not possible to determine when such disability will terminate or that it appears probable that such disability will be permanent during the remainder of said recipient's lifetime.

      (i) "Participant" means an Outside Director (as defined in Section 5.1
(a)) or a Subsequent Outside Director (as defined in Section 5.1(b) hereof) who participates in the Plan.

      (j) "Restricted Stock" means shares of the Common Stock granted hereunder and subject to the restrictions of Sections 5.2 and 5.3 hereof.

      (k) "Restriction Period" shall mean the period of time during which the Restricted Stock is subject to the restrictions of the Plan set forth in Section
5.3 hereof.

      (l) "Retirement" shall mean cessation of service on the Company's Board of Directors after age 65 with at least ten years of service as a member of the Board of Directors of the Company or the Bank.

      (m) "Section 16" means Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

3.    ADMINISTRATION

      The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the plan and on their legal representatives and beneficiaries.

4.    STOCK SUBJECT TO THE PLAN


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      The maximum number of shares reserved for issuance pursuant to Awards hereunder is 38,088 shares of Common Stock of the Company, subject to adjustment pursuant to Section 5.4. These shares of Common Stock may be either authorized but unissued shares or shares previously issued and reacquired by the Company. To the extent that Awards granted under the Plan are canceled prior to the end of their applicable Restriction Period, new Awards may be made with respect to these shares.

5.    GRANTS OF RESTRICTED STOCK

      5.1   Awards

            (a) Initial Awards. Each outside director (for purposes of this Plan, the term "Outside Director" shall mean a member of the Board of Directors or any of its Affiliates who is not also serving as a full-time employee of the Company or any of its Affiliates), who is serving in such capacity on the effective date of this Plan, is hereby granted an Award of 6,348 shares of Restricted Stock.

      The effective date of these initial Awards shall be the effective date of the Plan as defined in Section 10 hereof ("Effective Date").

      (b) Awards to Subsequent Outside Directors. To the extent shares of Restricted Stock are available for Awards under the Plan, each Outside Director who is first appointed as a director of the Company subsequent to the Effective Date (a "Subsequent Outside Director") is hereby granted, as of the date on which such Subsequent Outside Director is qualified and first begins to serve as an Outside Director, an Award of 3,174 shares of Restricted Stock or such lesser number of shares of Common Stock as remain in this Plan.

      If sufficient shares are not available under the Plan to fulfill Awards under Section 6.1(b) hereof to any Subsequent Outside Director and thereafter shares become available, such Subsequent Outside Director shall then receive Awards of Restricted Stock determined by dividing equally among each Subsequent Outside Director, Awards for the number of shares then available under the Plan. The date of grant shall be the date Awards for such shares become available.

      (c) Ineligibility. An Award under the Plan shall not be granted to any Outside Director who at any previous time was an employee of either the Company or the Bank and in such capacity was eligible to receive any options to purchase Common Stock.

      5.2   Restrictions

      (a) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restriction Period: (i) a Participant shall not be issued


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certificates representing the shares of stock subject to an Award, but such shares shall be issued in book entry form only; (ii) the shares of Common Stock shall be subject to the restrictions on transferability set forth in Section 7; and (iii) the shares of Common Stock shall be forfeited and all rights of the participant to such shares and as a shareholder shall terminate without further obligation on the part of the Company when a Participant leaves service with the Board of Directors of the Company or its Affiliates, except in the case of Disability, Retirement or death.

      5.3   Restriction Period

      In compliance with the regulations of the Office of Thrift Supervision, all Awards granted hereunder, shall be subject to the following Restriction
Period:

      All Awards shall be subject to a five-year Restriction Period, with restrictions lapsing on 20 percent of the Restricted Stock per year, commencing on the first anniversary of the date of the Award. Common Stock on which restrictions have lapsed shall not be subject to the provisions of Section 5.2 hereof. By the fifth anniversary of the date of grant, all restrictions shall have lapsed, provided, however, that in the event of a Participant's Disability, death or Retirement, or upon the occurrence of a Change in Control, the remaining Restriction Period for any award shall lapse and the shares of Common Stock held by such Participant shall become unrestricted.

      5.4   Dilution and Adjustments

            (a) In the event of any change or changes in the outstanding Common Stock of the Company is effected without receipt of consideration by the Company or payment of consideration by the Company, such as by any stock dividend or split, recapitalization, reorganization, combination or any similar corporate change, or other increase or decrease in such shares, the number of shares of Common Stock which may be issued under this Plan shall be automatically adjusted.

            (b) In the event of a consolidation, merger, reorganization or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property or any other corporation or business entity (the "Surviving Corporation"), the Committee and the Board of Directors will provide that this Plan be assumed by the Surviving Corporation in such transaction, and that shares of the common stock of such Surviving Corporation shall be issued in exchange for shares of Common Stock subject to Awards hereunder and still subject to the restrictions of Section 5.2. Such replacement shares will remain subject to the restrictions of Section 5.2 for their remaining Restriction Period. The number of replacement shares issued in exchange for the Common Stock will be determined based upon the per share


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price paid all shareholders of the Company by the Surviving Corporation.

      5.5   Delivery of Shares of Common Stock

            At the expiration of the Restriction Period, a stock certificate evidencing the Restricted Stock with respect to which the Restriction Period has expired (to the nearest full share) shall be delivered without charge to the Participant or his personal representative free of all restrictions under the Plan.

6.    CONTINUED SERVICE

      Nothing in this Plan or in any Award granted confers on any person any right to continue as a Director the Company or its Affiliates or to continue to perform services for the Company or its Affiliates.

7.    AGREEMENT WITH PARTICIPANTS

      Each Award will be evidenced by a written agreement, executed by the Participant and the Company which describes the conditions for receiving the Awards including the date of Award, the applicable Restriction Period, and any other terms and conditions as may be required by the Board of Directors or applicable securities law.

8.    TAX WITHHOLDING

      Whenever shares of Common Stock are to be issued or delivered pursuant to the Plan, the Company shall have the right, in its sole discretion, to either
(i) require the Participant to remit to the Company or (ii) withhold from any salary, wages or other compensation payable by the Company to the Participant, an amount sufficient to satisfy federal, state, and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements and authorized deductions.

9.    AMENDMENT OF THE PLAN

      This Plan may be amended form time to time by the Board of Directors of the Company provided that Section 5 hereof shall not be amended more than once every six months other than to comport with the Internal Revenue Code of 1986, as amended. If any amendment would require shareholder approval under Rule 16b-3 of the Exchange Act, such amendment shall be presented to shareholders for ratification, provided, however, that the


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failure to obtain shareholder ratification shall not affect the validity of this
Plan as so amended and the options granted thereunder.

10.   APPROVAL AND EFFECTIVE DATE OF PLAN

      The Plan shall become effective as of April 15, 1997.

11.   TERMINATION OF THE PLAN

      The right to grant Awards under the Plan will terminate ten (10) years after the Effective Date of the Plan. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

13.  APPLICABLE LAW

      In the absence of controlling Federal law, the Plan will be administered in accordance with the laws of the State of New Jersey.

14.   COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

      Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of the Plan or action by the Committee fail to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.